EXHIBIT 32.1

      In connection with the quarterly report of Biocurex, Inc., (the “Company”) on Form 10-Q for the quarter ended June 30, 2012 as filed with the Securities and Exchange Commission (the “Report”) Dr. Ricardo Moro, the Principal Executive Officer of the Company and Gladys Chan, the Principal Financial Officer of the Company, certify pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of their knowledge:

   (1)  The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the company.

August 14th, 2012

By: /s/ Dr. Ricardo Moro

Dr. Ricardo Moro

Chief Executive Officer

August 14th, 2012

By: /s/ Gladys Chan

Gladys Chan

Principal Financial Officer